EXHIBIT 99

	                     INTERNATIONAL BUSINESS MACHINES CORPORATION
	                             AND SUBSIDIARY COMPANIES
	                        CONSOLIDATED STATEMENT OF OPERATIONS(1)
	                          SUPPLEMENTAL SCHEDULE (UNAUDITED)

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	 (Dollars in millions)                Three Months Ended        Nine Months Ended
	                                         September 30             September 30
	                                     ___________________     ____________________
	                                        1995      1994          1995       1994
	                                     ________   ________     _________   ________
	 Revenue:
	    Hardware sales                   $  7,745   $  7,753     $  24,131   $ 21,716
	    Software                            3,134      2,755         9,079      8,065
	    Services                            3,133      2,306         8,619      6,434
	    Maintenance                         1,849      1,813         5,547      5,377
	    Rentals and financing                 893        804         2,644      2,564
	                                     ________   ________     _________   ________
	    Total revenue                      16,754     15,431        50,020     44,156
	 Cost:
	    Hardware sales                      4,952      5,130        14,938     14,647
	    Software                            1,078      1,041         3,149      3,026
	    Services                            2,501      1,866         6,860      5,266
	    Maintenance                           911        925         2,679      2,701
	    Rentals and financing                 391        315         1,178      1,022
	                                     ________    _______     _________   ________
	    Total cost                          9,833      9,277        28,804     26,662
	                                     ________    _______     _________    _______
	 Gross profit                           6,921      6,154        21,216     17,494
	 Operating expenses:
	    Selling, general and
	     administrative                     3,858      3,885        11,374     11,351
	    Research, development and
	     engineering                        1,035      1,053         2,922      3,245
	                                     ________    _______     _________    _______
	    Total operating expenses            4,893      4,938        14,296     14,596

	 Operating income                       2,028      1,216         6,920      2,898
	 Other income, principally interest       208        221           692      1,108
	 Interest expense                         159        233           527      1,010
	                                     ________    _______     _________    _______
	 Earnings before income taxes           2,077      1,204         7,085      2,996
	 Income tax provision                     775        494         2,778      1,261
	                                     ________    _______     _________    _______
	 Net earnings                           1,302        710         4,307      1,735
	 Preferred stock dividends and
	   transaction costs                        5         21            57         63
	                                     ________    _______     _________    _______
	 Net earnings applicable to
	   common shareholders               $  1,297    $   689     $   4,250    $ 1,672
	                                     ========    =======     =========    =======
	 Net earnings per share of
	   common stock                      $   2.30    $  1.18     $    7.39    $  2.86

	 (1) Supplemental information provided for comparative purposes.
	     1995 excludes charge associated with Lotus acquisition.
	     1994 excludes effects of the sale of FSC and writedown of software.


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